CONSENT OF ERNST & YOUNG LLP


We consent to the reference in the S-8 Registration Statement pertaining to the Information International, Inc. 1976 Employees' Incentive Stock Option and Directors' Stock Option Plan of Autologic Information International, Inc. of our reports dated November 10, 1995 with respect to the balance sheet of Autologic Information International, Inc. and January 2, 1996 with respect to the combined financial statements and schedule of Autologic Incorporated and Affiliates included in the Registration Statement (Form S-4 No. 33-99278) of Autologic Information International, Inc. filed with the Securities and Exchange Commission.


                                                       /s/ Ernst & Young LLP

                                                         ERNST & YOUNG LLP

Woodland Hills, California
September 20, 1996